Exhibit 10.44

CONDITIONAL LEASE TERMINATION AGREEMENT

     THIS CONDITIONAL LEASE TERMINATION AGREEMENT (this “Termination Agreement”) is made as of the 1st day of October, 2002 by and among AMB PROPERTY, L.P., a Delaware limited partnership (“Landlord”), HYSEQ, INC., a Nevada corporation (“Tenant”), and GEORGE RATHMANN, an individual (“Guarantor”).

RECITALS:

A.	Landlord and Tenant are parties to that certain lease dated as of June 23, 2000 (the “Original Lease”), which Original Lease has been previously amended by that certain First Amendment to Lease Agreement dated December 14, 2000 (collectively, the “Lease”) relating to approximately 59,300 rentable square feet located at 225, 249 and 257 Humboldt Court, Sunnyvale, California (the “Premises”), all as more particularly described in the Lease. Capitalized terms used herein but not otherwise defined shall have the meanings given them in the Lease.

B.	George Rathmann, an individual (“Guarantor”), guarantied the obligations of Tenant under the Lease pursuant to that certain Guaranty of Lease executed in connection with the Lease (the “Existing Guaranty”).

C.	The Term of the Lease is scheduled to expire on July 31, 2011 (the “Scheduled Expiration Date”), and the parties have agreed to terminate the Lease prior to the Scheduled Expiration Date upon and subject to the terms and conditions contained in this Termination Agreement.

D.	Concurrently herewith, the parties are entering into a Real Property Option and Sale Agreement and Joint Escrow Instructions (the “Option Agreement”), providing for the grant of a six-month option (the “Option”) to purchase the land, buildings and other improvements in which the Premises are located on the terms and conditions contained therein (the “Property”).

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Effective Termination Date. Upon and subject to the payment of the Termination Fee (as defined below), the payment of the Initial Option Consideration (as defined in the Option Agreement), and the delivery and effectiveness of the letter of credit, funds and documents required to be delivered by Tenant and Guarantor under Paragraphs 5, 7 and 11 of this Termination Agreement and under Section 2.1.1 and Section 2.2.1 of the Option Agreement, in each case on or before 5:00 p.m. (Pacific Standard Time) on November 1, 2002 (the “Contingency Date”), and provided the representations and warranties of Tenant and Guarantor set forth in Paragraph 6(a) of this Termination Agreement shall be true and correct in all material respects as of the Contingency Date, the Lease and the Existing Guaranty (as reaffirmed by the Reaffirmation of Guaranty referred to below) shall be deemed terminated retroactively as of October 1, 2002 (the “Effective Termination Date”) and the Term of the Lease shall be deemed to expire with the same force and effect as if the Term was, by the provisions thereof, fixed to expire on the Effective Termination Date.

2.	Release of Landlord. Subject to the effectiveness of the release of Tenant and Guarantor under Paragraph 3 below, effective as of the Effective Termination Date, Tenant and Guarantor each hereby forever (a) remises, releases, quitclaims and surrenders to Landlord, its successors and assigns, the Lease and all of the estate and rights of Tenant and/or Guarantor in and to the Lease and the Premises, and (b) waives, and releases and discharges Landlord and its past and present partners and affiliates, including AMB Property Corporation, a Maryland corporation, AMB Capital Partners, and their respective past and present trustees, members, principals, beneficiaries, shareholders, beneficial owners, partners, officers, directors, employees, mortgagee(s), managers, representatives and agents, and their respective successors and assigns (collectively, the “Landlord Parties”) from, any and all claims, demands or causes of action whatsoever, including, without limitation, any and all rights, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, debts, defenses, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, losses and expenses of every type, kind, nature, description or character, and irrespective of how, why, or by reason of what facts, whether heretofore or now existing, or that could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, claimed or unclaimed, whether based on contract, tort, breach of any duty, or other legal or equitable theory of recovery, each as though fully set forth herein at length, arising or accruing out of or in connection with the Premises or the Lease or the Existing Guaranty. Notwithstanding the foregoing, nothing contained herein shall release the parties from their respective obligations and agreements under this Termination Agreement, the Option Agreement, the Guaranty (as defined in the Option Agreement) or any other documents entered into in connection with this Termination Agreement or the Option Agreement.

3.	Release of Tenant and Guarantor. Subject to the effectiveness of the release of the Landlord Parties under Paragraph 2 above, and subject to the satisfaction of the conditions set forth below in this Paragraph 3, Landlord (a) agrees to accept the surrender of the Lease and the Premises from and after the Effective Termination Date, and (b) effective as of the Effective Termination Date waives, and releases and discharges Tenant and Guarantor and their respective past and present partners and affiliates, and their respective past and present trustees, members, principals, beneficiaries, shareholders, beneficial owners, partners, officers, directors, employees, mortgagee(s), managers, representatives and agents, and their respective successors and assigns (collectively, the “Tenant Parties”) from, any and all claims, demands or causes of action whatsoever, including, without limitation, any and all rights, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, debts, defenses, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, losses and expenses of every type, kind, nature, description or character, and irrespective of how, why, or by reason of what facts, whether heretofore or now existing, or that could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, claimed or unclaimed, whether based on contract, tort, breach of any duty, or other legal or equitable theory of recovery, each as though fully set forth herein at length, arising or accruing out of or in connection with the Premises or the Lease or the Existing Guaranty. Notwithstanding the foregoing, nothing contained herein shall release the parties from their respective obligations and agreements under this Termination Agreement, the Option Agreement, the Guaranty or the other documents entered into in connection with this Termination Agreement or the Option Agreement.

The termination of the Lease and the Existing Guaranty pursuant to the provisions of Paragraph 1 and the foregoing releases under Paragraph 2 above and this Paragraph 3 shall be subject to the following conditions precedent: (i) Landlord shall have received the Termination Fee in full, (ii) Tenant and Guarantor shall have delivered to Landlord the letter of credit, funds and documents required under Paragraphs 5, 7 and 11 hereof and under Section 2.1.1 and Section 2.2.1 of the Option Agreement, including the Initial Option Consideration, when and as required hereunder and thereunder; and (iii) the representations and warranties of Tenant and Guarantor under Paragraph 6(a) shall be true and correct as of the Contingency Date in all material respects. If any such conditions are not satisfied when and as required hereunder or under the Option Agreement, the termination of the Lease and Existing Guaranty pursuant to Paragraph 1 and the foregoing releases shall be null and void and of no force or effect.

4.	Waiver. With respect to the releases set forth in Paragraphs 2 and 3 above, the parties acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542 which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVE ALL RIGHTS THEY MAY HAVE THEREUNDER, AS WELL AS ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT PERTAINING TO THE RELEASES SET FORTH HEREIN.

Tenant and Guarantor specifically acknowledge that they have carefully reviewed the provisions of this Termination Agreement, including without limitation, Paragraphs 2 and 4 hereof, and discussed their import with skilled legal counsel, and further acknowledge that the provisions of Paragraphs 2 and 4 are a material part of this Termination Agreement.

Tenant	Guarantor

5.	Covenants. (a) On or prior to the Contingency Date, Tenant covenants to completely vacate and surrender the Premises to Landlord in its existing condition and free of all movable furniture and equipment, shall repair any damage caused by any such removal, and shall deliver all keys and access cards to the Premises to Landlord or Landlord’s designee. On or prior to November 1, Tenant shall cause all construction materials to be removed from the Premises.

(b) Tenant shall restore the Premises as required under Exhibit A attached hereto on or prior to (i) 60 days after the expiration of the Option Period (as defined in the Option Agreement) if Tenant does not exercise the Option under the Option Agreement or the Option Agreement terminates for any reason (provided that if Tenant has commenced and is diligently pursuing such obligations but is unable despite such efforts to complete such obligations as required hereunder within such 60 day period, Tenant shall be entitled to an additional 30 days to complete such obligations), or (ii) one year after the date of the Closing Date (as defined in the Option Agreement) under the Option Agreement if the Option is validly exercised by Tenant and the Closing occurs under (and as defined in) the Option Agreement. Notwithstanding the foregoing, Landlord and Tenant shall cooperate to agree on an earlier date for performing such repair obligations in connection with any new Lease (as defined in the Option Agreement) proposal to which Tenant is willing to give or has given its consent in accordance with the Option Agreement. As a condition to the effectiveness of this Termination Agreement, Tenant shall deliver to Landlord, on or before the Contingency Date, a letter of credit issued by Union Bank, N.A. (“Union Bank”) or other bank acceptable to Landlord in an amount to be agreed upon by Landlord and Tenant prior to the Contingency Date, and in the form of Exhibit B attached hereto (the “Repair Letter of Credit”) to secure Tenant’s obligations under this Paragraph 5(b) and in Exhibit A. The Repair Letter of Credit shall be returned by Landlord if and when Tenant’s obligations under this Paragraph 5(b) are satisfied fully as provided herein and Tenant has provided to Landlord unconditional lien waivers from all contractors, subcontractors, materialmen and suppliers performing services or providing materials in connection with such restoration obligations, and the time period for filing claims with respect to such services or materials has expired. If such obligations are not so satisfied by the applicable date set forth in clauses (i) and (ii) above, Landlord shall be entitled to draw on the Repair Letter of Credit and apply the proceeds thereof to the costs incurred by Landlord to perform such obligations.

(c) The provisions of this Paragraph 5 shall survive any termination of the Lease and Existing Guaranty pursuant hereto, and the closing of the purchase and sale of the Property pursuant to the Option Agreement.

6.	Representations and Warranties. (a) Tenant and Guarantor each represents and warrants that: (i) Tenant is the owner of all of the Tenant’s interest in the Lease; (ii) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant’s interest therein; (iii) neither Tenant nor Guarantor has any knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant’s occupancy of the Premises; (iv) no other person or entity has an interest in Tenant’s interest in the Lease; (v) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Premises which has not been fully paid for and for which appropriate waivers of mechanic’s liens have not been obtained; (vi) Tenant is duly formed, validly existing and in good standing under the laws of the State of Nevada and is qualified to do business in and in good standing under the laws of the State of California; (vii) Tenant and Guarantor each has the capacity, power and authority to enter into this Termination Agreement, and Tenant’s representatives are duly authorized to execute and deliver this Termination Agreement on behalf of Tenant, to execute and deliver the instruments specified herein, and generally to perform Tenant’s and Guarantor’s obligations hereunder and thereunder; (viii) this Termination Agreement and all documents executed by Tenant and Guarantor which are to be delivered hereunder do not and at the Contingency Date will not violate any provision of any agreement or judicial order to which Tenant or Guarantor is a party or to which Tenant or Guarantor is subject; (ix) neither Tenant nor Guarantor has (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Tenant’s or Guarantor’s creditors, (C) suffered the appointment of a receiver to take possession of all, or substantially all, of Tenant’s or Guarantor’s assets, (D) suffered the attachment or other judicial seizure of all, or substantially all, of Tenant’s or Guarantor’s assets, (Ei) admitted in writing its inability to pay its debts as they come due, or (F) made an offer of settlement, extension or composition to its creditors generally; and (x) the financial statements of Tenant and Guarantor delivered to Landlord pursuant to the Option Agreement are each true and correct in all respects and fairly present the financial condition of Guarantor and Tenant, respectively, as of the respective dates thereof, and no material adverse change has occurred in the financial condition of Guarantor or Tenant since the respective dates thereof.

(b) Landlord represents and warrants that: (i) Landlord is the owner of all of the landlord’s interest in the Lease; (ii) Landlord has not made any disposition, assignment, sublease or conveyance of the Lease or landlord’s interest therein; (iii) Landlord has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant’s occupancy of the Premises; (iv) no other person or entity has an interest in Landlord’s interest in the Lease; (v) Landlord is duly formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in and in good standing under the laws of the State of California; (vi) Landlord has the capacity, power and authority to enter into this Termination Agreement, and Landlord’s representatives are duly authorized to execute and deliver this Termination Agreement on behalf of Landlord, to execute and deliver the instruments specified herein, and generally to perform Landlord’s obligations hereunder and thereunder; (vii) this Termination Agreement and all documents executed by Landlord which are to be delivered hereunder do not and at the Contingency Date will not violate any provision of any agreement, mortgage or deed of trust or judicial order to which Landlord is a party or to which Landlord is subject; (viii) Landlord has not (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Landlord’s creditors, (C) suffered the appointment of a receiver to take possession of all, or substantially all, of Landlord’s assets, (D) suffered the attachment or other judicial seizure of all, or substantially all, of Landlord’s assets, (E) admitted in writing its inability to pay its debts as they come due, or (F) made an offer of settlement, extension or composition to its creditors generally.

(c) The foregoing representations and warranties shall be deemed to be remade by Tenant and Guarantor and Landlord in full as of the Contingency Date.

7.	Termination Fee. As consideration for and as a condition of the waivers, releases, covenants and other agreements of Landlord herein, Landlord shall receive the sum of $5,400,000.00 (the “Termination Fee”) at the following times and in the following manner: (a) upon the full execution and delivery of this Termination Agreement, Landlord shall retain and apply toward the Termination Fee the sum of $3,100,000.00 currently being held by Landlord in the form of (i) the Security Deposit under the Lease in the amount of $410,522.00 and (ii) prepaid rent currently held by Landlord under the Lease in the amount of $2,689,478.00; and (b) on or before the Contingency Date, Guarantor (but not Tenant), shall pay directly to Landlord, from Guarantor’s funds which have not be received by Tenant, by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by Landlord, the sum of $2,300,000.00. In the event that Landlord does not receive, on or before the Contingency Date: (A) the entire Termination Fee as required above, (B) the Initial Option Consideration, and (C) all of the documents required to be delivered on or before the Contingency Date hereunder and under the Option Agreement, including without limitation, the Repair Letter of Credit and the Guaranty, and current financial statements for Guarantor reasonably acceptable to Landlord and demonstrating that Guarantor has the ability to meet his obligations hereunder, under the Guaranty and under the Option Agreement, or if Landlord and Tenant are unable to agree on the amount of the Repair Letter of Credit on or before the Contingency Date or if Tenant fails to fulfill its obligations under Paragraph 5(a) above on or before the Contingency Date, or if any of the representations and warranties of Tenant or Guarantor under Paragraph 6(a) is not true and correct as of the Contingency Date in any material respect, then in any such event (1) notwithstanding anything to the contrary contained in the Pre-Negotiation Agreement dated October 18, 2002 executed by the parties (the “Pre-Negotiation Agreement”), Tenant shall be in default under the Lease for failure to pay rent and all other amounts due under the Lease for October 2002, and it shall be a default hereunder and under the Option Agreement, (2) this Termination Agreement and the Option Agreement shall terminate and be of no force of effect, and the provisions hereof, including, without limitation the termination of the Lease and Existing Guaranty under Paragraph 1 above, and the releases set forth in Paragraphs 2 and 3 above, shall be null and void, but not including the provisions hereof or of the Option Agreement which expressly survive a termination hereof or thereof, (3) the Lease and Existing Guaranty (as reaffirmed by the Reaffirmation of Guaranty) shall not be deemed terminated and shall remain in full force and effect, (4) the portion of the Termination Fee described in clause (a)(ii) of the first sentence of this Paragraph 7 shall be deemed to be prepaid rent paid pursuant to the terms of the Lease, and (5) Tenant shall be liable to Landlord for all of Landlord’s reasonable out-of-pocket costs and expenses incurred (including without limitation attorneys’ fees) in connection with the transactions contemplated by this Termination Agreement and the Option Agreement. The foregoing provisions shall survive the termination of this Termination Agreement.

Provided neither Tenant nor Guarantor is in default under this Termination Agreement, the Option Agreement or the Guaranty, or any documents entered into in connection with the Option Agreement, in each case at the Effective Termination Date and as of the Contingency Date, as applicable, and provided further that all conditions and contingencies set forth herein and in the Option Agreement (to the extent the conditions in the Option Agreement are required to be satisfied by the Option Payment Date, as defined in the Option Agreement) have been satisfied as of the Contingency Date, including without limitation, execution and delivery of the Guaranty and the

Reaffirmation of Guaranty and all other documents required under Sections 2.1.1 and 2.2.1 of the Option Agreement, and receipt by Landlord of the entire Termination Fee as required hereunder and of the Initial Option Consideration as required under the Option Agreement, and provided the representations and warranties of Tenant and Guarantor under Paragraph 6(a) are true and correct as of the Effective Termination Date and the Contingency Date in all material respects, then Landlord shall return the existing Letter of Credit issued by Union Bank in the amount of $3,000,000.00 (less any amounts previously applied by Landlord) held by Landlord pursuant to Section 17 of the Original Lease (the “Existing Letter of Credit”), on the Contingency Date as provided in this Paragraph 7. On or before the Contingency Date, Landlord shall agree to place the original Existing Letter of Credit in trust with Union Bank for it to be returned by Union Bank to Tenant or Guarantor or cancelled (as applicable) upon receipt by Union Bank of written notice from Landlord that all of the foregoing conditions and contingencies have been so satisfied, provided that an agreement acceptable in form and substance to Landlord has been entered into among Landlord, Tenant, Guarantor and Union Bank providing for the return of the original Existing Letter of Credit by Union Bank to Landlord promptly upon Union Bank’s receipt of notice from Landlord that any such conditions and contingencies are not satisfied as of the Contingency Date, and further providing that neither Tenant nor Guarantor nor their representatives or agents will give Union Bank any instructions contrary to those of Landlord.

8.	Operating Expenses and Property Taxes. Notwithstanding anything in this Termination Agreement to the contrary, Tenant shall remain liable for its obligations under the Lease arising or accruing prior to the Effective Termination Date regarding year-end adjustments with respect to Tenant’s Share of Operating Expenses (including Property Taxes) for that portion of the calendar year up to and including the Effective Termination Date but only to the extent such obligations exceed $5,000. Such amount (if owed by Tenant hereunder) shall be paid by Tenant at the time, in the manner and otherwise in accordance with the terms of the Lease, specifically Sections 4.2 and 10 of the Original Lease, unless otherwise specified herein. If, however, Tenant is owed a credit for such obligations, Landlord shall have no obligation to pay such amounts to Tenant if the Lease is terminated as provided herein unless and only to the extent such amount exceeds $5,000. At Landlord’s option, any such amounts owed to Tenant may be paid by offset against the Additional Option Consideration (as defined in the Option Agreement).

9.	Surviving Provisions. Notwithstanding anything to the contrary contained herein, Sections 6.2(c), 8.5 and 8.6 of the Original Lease, and any provisions of the Lease which state that they survive a termination of the Lease, shall survive the termination of the Lease and Existing Guaranty hereunder.

10.	Confidentiality. Tenant and Guarantor hereby acknowledge and agree that neither Tenant nor Guarantor nor any of their respective agents or any other parties acting on behalf of Tenant or Guarantor shall disclose any matters set forth in this Termination Agreement, the Option Agreement or any documents entered into in connection herewith or therewith, or disseminate or distribute any information concerning the terms, details or conditions hereof or thereof, to any person, firm or entity without obtaining the express written consent of Landlord; provided, however, that the foregoing prohibition shall not apply to (a) disclosures to attorneys, accountants, lenders, investors and insurers provided that such parties are informed of the confidential nature of the terms and conditions of this Termination Agreement, the Option Agreement and such other documents, and, provided further, that such parties are directed to treat such terms and conditions as confidential, or (b) disclosures required by any applicable law or regulation and, in such event, the disclosing party shall disclose only the specific matters set forth in this Termination Agreement, the Option Agreement or such other documents as are required by law. The provisions of this Paragraph 10 shall survive any termination of this Termination Agreement or the Option Agreement and the closing of the purchase and sale of the Property pursuant to the Option Agreement.

11.	Contingency. In addition to the other conditions set forth herein, this Termination Agreement is contingent upon Landlord and Tenant entering into the Option Agreement, payment by Guarantor (and not by Tenant) of the Initial Option Consideration from Guarantor’s funds which have not been received by Tenant and delivery by Guarantor to Landlord of the Reaffirmation of Guaranty (as defined in the Option Agreement) and the Guaranty, and the other documents or items required under Paragraph 2.1.1 of the Option Agreement, in each case concurrently herewith. If any such contingencies is not satisfied concurrently with the execution of this Termination Agreement, or if this Termination Agreement and such other documents are not fully executed and delivered by the parties, in each case on or before October 25, 2002, then this Termination Agreement shall terminate and be null and void and of no force or effect (other than the provisions of Paragraphs 7, 10, 11, 13(b) and 13(j) hereof which shall survive any termination of this Termination Agreement), and the Lease and Existing Guaranty (as reaffirmed by the Reaffirmation of Guaranty) shall continue in full force and effect as if this Termination Agreement had not been executed, without any notice or further action by the parties and, notwithstanding anything to the contrary contained in the Pre-Negotiation Agreement, Tenant shall be in default for failure to pay rent and all other amounts due under the Lease for October, 2002; provided, however, that, if requested by Landlord, Tenant shall execute a reaffirmation of the Lease, in the form provided by Landlord reaffirming the Lease and Guarantor shall execute the Reaffirmation of Guaranty; provided, further, however that the failure of Tenant or Guarantor to do so shall not affect the validity or enforceability of the Lease or the Existing Guaranty or the rights and remedies of Landlord thereunder.

12.	Guarantor. This Termination Agreement shall be of no force and effect unless and until accepted by the Guarantor and his spouse, who each hereby and pursuant to the Reaffirmation of Guaranty reaffirm their obligations under the Existing Guaranty, and if the Guarantor and his spouse do not execute and deliver the Option Agreement, the Reaffirmation of Guaranty and the Guaranty concurrently herewith (in addition to the other conditions and contingencies set forth herein). Guarantor acknowledges that the execution of this Termination Agreement, the Reaffirmation of Guaranty, the Option Agreement and the Guaranty by Guarantor and his spouse is a material inducement to Landlord to enter into this Termination Agreement and the Option Agreement.

13.	Miscellaneous.

a.	Voluntary Agreement. The parties have read this Termination Agreement and the mutual releases contained in it, and on advice of counsel they have freely and voluntarily entered into this Termination Agreement.

b.	Attorneys’ Fees. Each party shall bear their own attorneys’ fees and costs incurred in connection with the preparation and negotiation of this Termination

Agreement (except as provided in Paragraph 7). If either party commences an action against the other party arising out of or in connection with this Termination Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs of suit. The foregoing provisions shall survive any termination of this Termination Agreement.

c.	Successors. This Termination Agreement shall be binding upon and inure to the benefit of parties and their respective successors, heirs, representatives, assigns and related entities.

d.	Counterparts; Facsimile Signatures. This Termination Agreement may be executed in two or more counterparts, each of which shall be deemed to be a duplicate original, but all of which together shall constitute one and the same instrument. The parties hereby agree that the facsimile signatures shall be binding upon the parties to this Termination Agreement.

e.	Governing Law. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of California.

f.	Additional Documents. Each of the parties hereto specifically agrees to execute such other and further instruments and documents, as may be reasonably required to effectuate the terms, conditions and objectives of this Termination Agreement.

g.	Entire Agreement. This Termination Agreement, together with the Option Agreement, the Guaranty, the Reaffirmation of Guaranty and the documents to be executed in connection with the Option Agreement and the Pre-Negotiation Agreement, constitute the entire understanding of the parties hereto and supersedes all prior agreements, understandings, discussions, statements and negotiations of the parties relating to the subject matter herein contained.

h.	Authority. Each person signing this Termination Agreement on behalf of the respective parties represents and warrants that he or she has the capacity and is authorized to execute and deliver this Termination Agreement, and that this Termination Agreement will thereby become binding upon such party, respectively.

i.	Headings and Titles. The headings and titles to the Paragraphs of this Termination Agreement are for convenience only and shall have no effect on the interpretation of any part of this Termination Agreement.

j.	WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS TERMINATION AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS TERMINATION AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION HEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS TERMINATION AGREEMENT (AS NOW OR

HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS TERMINATION AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CONSENTS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT WITHIN THE STATE OF CALIFORNIA HAVING VENUE IN SAN FRANCISCO, CALIFORNIA. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE ANY TERMINATION OF THIS TERMINATION AGREEMENT OR THE OPTION AGREEMENT, AND THE CLOSING OF THE PURCHASE AND SALE PURSUANT TO THE OPTION AGREEMENT.

k.	ADVICE OF COUNSEL. THE PARTIES REPRESENT AND DECLARE TO EACH OTHER THAT THEY HAVE CAREFULLY READ THIS TERMINATION AGREEMENT AND KNOW THE CONTENTS THEREOF, AND THAT THEY SIGN THE SAME FREELY AND VOLUNTARILY. EACH OF THE SIGNATORIES HERETO WARRANTS AND REPRESENTS THAT THEY ARE EFFECTING THIS SETTLEMENT AND EXECUTING THIS TERMINATION AGREEMENT AFTER HAVING RECEIVED FULL LEGAL ADVICE AS TO THEIR RESPECTIVE RIGHTS FROM THEIR ATTORNEYS. THIS TERMINATION AGREEMENT IS THE PRODUCT OF NEGOTIATIONS AND PREPARATION BY AND AMONG EACH PARTY HERETO AND HIS, HER OR ITS RESPECTIVE COUNSEL. THEREFORE, THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THIS TERMINATION AGREEMENT SHALL NOT BE DEEMED PREPARED OR DRAFTED BY ONE PARTY OR ANOTHER AND SHALL BE CONSTRUED ACCORDINGLY.

l.	Notwithstanding anything to the contrary in this Termination Agreement, Tenant and Guarantor hereby agree that recovery against Landlord or any Landlord Party for any breach or other action arising out of this Termination Agreement shall be limited to Landlord’s interest in the Property.

m.	All of the understandings, covenants, and agreements contained herein are solely for the benefit of Landlord and Tenant and their respective successors and permitted assigns, and no other person or party is intended to be benefited, in any way, by this Termination Agreement.

n.	Each party to this Termination hereby confirms and admits that she, he or it has read and understands this Termination Agreement and that she, he or it has been fully advised and represented by counsel with respect to this Termination Agreement and all negotiations giving rise to it, and that he or it has fully discussed this Termination Agreement and its terms, consequences and ramifications with her, his or its respective counsel.

IN WITNESS WHEREOF, the parties have executed this Termination Agreement on the day and year first above written.

LANDLORD:

AMB PROPERTY, L.P., a Delaware limited partnership

By:	AMB PROPERTY CORPORATION, a Maryland corporation, its general partner

By:

John L. Rossi

	Its:	Vice President

TENANT:

HYSEQ, INC., a Nevada corporation

By:

Name:

Title:

By:

Name:

Title:

GUARANTOR:

George Rathmann

SSN #:

The undersigned, the wife of George Rathmann, hereby consents to the foregoing Termination Agreement and acknowledges that such agreement and the other documents entered into by George Rathmann in connection therewith creates binding obligations of George Rathmann and the undersigned, and their individual, joint and community assets.

SPOUSE OF GUARANTOR:

Frances Joy Rathmann

SSN #:

EXHIBIT A

RESTORATION OBLIGATIONS

Tenant shall perform the following repair and restoration work in the Premises in accordance with this Exhibit A and Paragraph 5(b) of this Termination Agreement.

1.     Fill in holes and penetrations in concrete flooring which shall be doweled to prevent ripping and shall be adequately tied into the existing structural components of the building.

2.     Rebuild and replace all bathroom cores.

3.     Restore lighting distribution system and replace lighting fixtures, sufficient to create a minimally acceptable illuminating level compatible with the square footage of the Premises.

     The foregoing work shall be performed in a good and workmanlike manner, in accordance with industry standards, by reputable contractors and subcontractors reasonably acceptable to Landlord who are licensed in California and who are bonded pursuant to a surety bond in form and issued by a surety acceptable to Landlord, in an amount equal to not less than 150% of the total estimated cost of the work, and in a manner so as not to unreasonably interfere with other tenants in the building (if any) and otherwise reasonably acceptable to Landlord.

     All contractors performing any portion of the work shall maintain Commercial General Liability insurance covering bodily injury and property damage liability occurring in or about the Premises and arising out of performance of the work. Such insurance shall have a minimum combined single limit of liability of at least Three Million Dollars ($3,000,000) and shall name Landlord as an additional insured.

     Landlord shall provide Tenant and Tenant’s contractors reasonable access to the Premises to perform the work during the applicable time period for performing the work specified in Paragraph 5(b) of this Termination Agreement. Such access shall be during hours reasonably determined by Landlord and in accordance with rules and regulations as may be reasonably established by Landlord and modified by Landlord from time to time.

     Tenant hereby acknowledges that the use of the Premises by Tenant and Tenant’s employees, agents and contractors who perform the work shall be at their own risk and Tenant shall indemnify, defend by counsel reasonably acceptable to Landlord, protect and hold Landlord and Landlord Parties (as defined in this Termination Agreement) harmless from and against any and all claims, liabilities, losses, costs, loss of rents, liens, damages, injuries or expenses, including, without limitation, reasonable attorneys’ fees and other professional fees, which may be imposed upon, incurred by, or asserted against Landlord or any Landlord Parties and arising out of or in connection with any damage or injury occurring in connection with the work.

     Tenant agrees to provide 10 days’ written notice to Landlord prior to commencement of any portion of the work to enable Landlord to file a Notice of Non-Responsibility with respect to the work.

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EXHIBIT B

REPAIR LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NO. ______________

Date: ______________, 2002

To: AMB Property, L.P.

By Mail or Messenger:

AMB Property, L.P. Pier 1, Bay 1 San Francisco, CA 94111 ATTN: John L. Rossi

1.	By the order of our client, HYSEQ, INC., a Nevada corporation (“Applicant”), we hereby issue in favor of AMB PROPERTY, L.P., a Delaware limited partnership, or its transferee, (“Beneficiary”), our Irrevocable Standby Letter of Credit No. for the amount of U.S. Dollars (U.S. $ ) (“Letter of Credit”).

2.	This Letter of Credit is issued by [INSERT NAME OF ISSUING BANK], with an address at [INSERT LOCAL ADDRESS OF BANK].

3.	This Letter of Credit is effective immediately and expires at 5:00 p.m. (Pacific daylight or standard time, whichever is then in effect) on , 200 [INSERT DATE WHICH IS 1 YEAR PLUS 90 DAYS AFTER CLOSING DATE UNDER THE OPTION AGREEMENT] at our address specified above (“Expiration Date”). The “Term” of this Letter of Credit shall be the period commencing as of the date first set forth above and continuing through and including the Expiration Date.

4.	Beneficiary may make full or multiple partial draws from time to time upon this Letter of Credit upon presentation to us (at our branch and address specified above, or if Beneficiary is not able for any reason so to present such document, to us at any other branch or to us by telecopier (at telecopier number ) of one or more certificates, each signed by Beneficiary, in the forms of Exhibit “A” and Exhibit “B” attached hereto. We acknowledge and agree that upon receipt of the documentation required herein, we will honor your draws against this Letter of Credit without inquiry into the accuracy of Beneficiary’s signed certificate(s) regardless of whether Applicant disputes the content of such certificate(s).

5.	Each payment under this Letter of Credit will be made, upon presentation of the documents specified herein, by wire transfer of immediately available funds in U.S. Dollars to:

Bank:	Bank of America
Location:	Dallas, Texas
ABA Number:	111000012
Account Name: AMB PROPERTY, L.P.
Legacy Partners
Account Number: 3750788679
Reference:	Hyseq, Inc.

or to any other bank account of which Beneficiary notifies us. For all purposes of this Letter of Credit, the term “business day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of San Francisco.

6.	Applicant shall pay all costs of, or in connection with, this Letter of Credit, including without limitation for any amendment hereto or transfers hereof.

7.	This Letter of Credit cannot be amended, discharged or terminated except by a writing signed by authorized representatives of Beneficiary and the undersigned on or before the Expiration Date.

8.	This Letter of Credit sets forth in full the terms of our undertaking, and such terms shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein; and any such reference shall not be deemed to incorporate in this Letter of Credit by reference any document, instrument or agreement.

9.	Except as otherwise stated herein, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits, 1993 revision, International Chamber of Commerce Publication Brochure No. 500 (“UCP”). As to matters not covered by the UCP and to the extent not inconsistent with the UCP, this Letter of Credit shall be governed by and construed in accordance with the laws of the State of California.

(c)	Please address all communications regarding this Letter of Credit to us at [INSERT CORRESPONDENCE ADDRESS OF BANK], mentioning specifically our Letter of Credit No. .

(d)	This Letter of Credit may be successively transferred upon request of and without charge to Beneficiary, without any action by Applicant.

Very truly yours,

[BANK]

By:

Its: ______________________________________[Authorized Signature]

EXHIBIT “A”

___________________, 200____

[ISSUING	BANK
BRANCH AND ADDRESS]

Re: Irrevocable Standby Letter of Credit No. _______________     (the “Letter of Credit”)

The undersigned, an authorized representative of [INSERT NAME OF BENEFICIARY], the beneficiary under the above-referenced Letter of Credit (the “Beneficiary”), hereby certifies that it is entitled to the sums to be drawn under the Letter of Credit pursuant to the Conditional Lease Termination Agreement as of October 1, 2002 between AMB Property, L.P., a Delaware limited partnership, Hyseq, Inc., a Nevada corporation, and George Rathmann.

[INSERT SIGNATURE BLOCK OF BENEFICIARY IF NOT AMB PROPERTY, L.P.]

AMB PROPERTY, L.P., a Delaware limited partnership

By:	AMB PROPERTY CORPORATION, a Maryland corporation, its general partner

By:

Name:

Its:

This Exhibit “A” is considered as an integral part of our Irrevocable Standby Letter of Credit No. __________________ dated _______________.

EXHIBIT “B”

SIGHT DRAFT

Drawn under

Irrevocable Standby Letter of Credit No. ______________

U.S. $_____________	_________________, 200____

To: [INSERT NAME OF BANK AND ADDRESS]

AT SIGHT, Pay to the order of AMB PROPERTY, L.P, [OR INSERT NAME OF BENEFICIARY IF NOT AMB PROPERTY, L.P.] _________________ United States Dollars (U.S.  $______________).

[INSERT SIGNATURE BLOCK OF BENEFICIARY IF NOT AMB PROPERTY, L.P.]

AMB PROPERTY, L.P., a Delaware limited partnership

By:	AMB PROPERTY CORPORATION, a Maryland corporation, its general partner

By:

Name:

Its:

This Exhibit “B” is considered as an integral part of our Irrevocable Standby Letter of Credit No. ________________ dated ________________.

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